Exhibit 10.8

SolidEnergy Systems Corporation

35 Cabot Road, Woburn, MA 01801

May 24th, 2016

Mr. Yongkyu Son

Re: Employment as Principal Engineer

Dear Mr. Son:

Welcome to SolidEnergy!

I am pleased to confirm the terms on which you will be employed by SolidEnergy Systems Corp. (the “Company’’).

1. Position. You will serve as a Principal Engineer of the Company reporting directly to Qichao Hu, the Company’s Chief Executive Officer and Ikuo Yonezu, the Company’s VP of R&D. Your duties initially will include, but not be limited to, developing cell design and production processes with novel electrode and electrolyte materials, interfacing with customers and partners on meeting and exceeding target requirements, and fundamentally disrupting the lithium battery and portable energy storage industries. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your office will be initially located at 35 Cabot Road, Woburn, MA 01801.

2. Starting Date. It is expected that your employment will begin on August lst, 2016 (the “Start Date”).

3. Base Salary. As an employee of the Company, you will be paid a salary at a rate of $15,833.33 per month ($190,000 per annum). Such salary will be payable in accordance with the Company’s normal payment schedule for its employees, which is monthly and on the last Friday of every month.

4. Signing Bonus. The Company is pleased to offer you a cash signing bonus of $100,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you voluntarily leave the Company within 12 months of your Starting Date, you will be responsible for reimbursing the Company for the signing bonus, reduced by 1/12 for each month of employment.

5. Performance Bonus Compensation. During your employment, you may be considered annually for a performance bonus. Performance bonus compensation in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to milestones to be agreed upon between you and the Board, and otherwise in accordance with a general employee bonus program. The Performance Bonus cash compensation is expected to be up to 20% of your Base Salary or $36,000 at the end of your first year on August 1si, 2017.

SolidEnergy Systems Corporation 35 Cabot Road, Woburn, MA 01801

6. Equity Compensation. At the next regular meeting of the Board following the Start Date, it is anticipated that you will be awarded a grant of options to purchase 80,000 shares of the common stock of the Company (“Common Stock”) at a purchase price equal to the fair market value of the Common Stock, as determined by the Board, subject to the terms of the Company’s standard form of incentive stock option agreement. Based on the Company’s most recent fundraising 409A common stock valuation performed by Silicon Valley Bank, the common stock is valued at $0.41 per share as of January 21, 2016. You will receive such stock options only if you execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your grant and the foregoing grant will become effective only following such execution and delivery. The grant shall vest ratably, on a monthly basis, over 48 months following the Start Date, provided that you remain in the Company’s employ at such vesting date.

7. Benefits; Vacation; Withholding. You will be entitled to participate in health, insurance, pension, and other benefits provided to other executives of the Company of similar seniority on terms no less favorable than those available to such executives of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

If you are moving from outside of Massachusetts, you will be entitled to receive a one-time relocation reimbursement ofup to $30,000.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of 2 weeks vacation and 10 paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

8. At Will Employment.

(a) Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause, without notice and without any further compensation.

(b) Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment or the last day of the severance period, whichever occurs later.

SolidEnergy Systems Corporation 35 Cabot Road, Woburn, MA 01801

(c) Vesting of any restricted stock or stock options which the Company may have granted to you shall cease immediately upon any termination of your employment with the Company for any reason.

(d) Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement which you will execute as a condition to your employment under this letter agreement.

9. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form 1-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Employee’ s Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement.

This offer of employment will expire on June 3rd, 2016 unless accepted by you prior to such date.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

Agreed and Accepted by	SolidEnergy Systems Corp.

/s/ Yongkyu Son	/s/ Qichao Hu
Yongkyu Son	Qichao Hu
Date: 05-25-2016	President and CEO

3